AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

This AMENDMENT is made as of February 28, 2023, to the Investment Advisory Agreement dated September 3, 2019 (the “Agreement”), by and between First Sentier Investors (US) LLC, a Delaware limited liability company (the “Manager”), and Advisors Series Trust, a Delaware statutory trust (the “Trust”).
WITNESSETH:
WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect a change in the names of the Sub-Adviser, the Manager and a Fund; and
WHEREAS, the parties wish to amend Schedule A to add a new Fund;
NOW, THEREFORE, the parties agree as follows:
Schedule A has been amended to reflect the addition of the Stewart Investors Worldwide Leaders Sustainability Fund as approved by the Board of Trustees on September 21-22, 2022.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

FIRST SENTIER INVESTORS (US) LLC	ADVISORS SERIES TRUST
on behalf of the series listed on Schedule A

By: /s/ Bachar Beaini	By: /s/ Jeffrey T. Rauman
Name: Bachar Beaini	Name: Jeffrey T. Rauman
Title: Managing Director	Title: President

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SCHEDULE A
to the Investment Advisory Agreement

(as amended on February 28, 2023 to add the Stewart Investors Worldwide Leaders Sustainability Fund)

Series or Fund of Advisors Series Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
First Sentier Global Listed Infrastructure Fund	0.75%
First Sentier American Listed Infrastructure Fund	0.75%
Stewart Investors Worldwide Leaders Sustainability Fund	0.45%

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